                                                                    Exhibit 4.01



            THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY
          THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS
            _______________________________________________________

                                    SECOND

                            SUPPLEMENTAL INDENTURE
                             ____________________

                           EL PASO ELECTRIC COMPANY

                                      TO

                      STATE STREET BANK AND TRUST COMPANY

                                    TRUSTEE

                          DATED AS OF AUGUST 19, 1997
                             ____________________

                              CREATING ISSUES OF

                   COLLATERAL SERIES I FIRST MORTGAGE BONDS
                   COLLATERAL SERIES J FIRST MORTGAGE BONDS

                  SUPPLEMENTAL TO GENERAL MORTGAGE INDENTURE
                               AND DEED OF TRUST

                         DATED AS OF FEBRUARY 1, 1996

            _______________________________________________________

           THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST
               IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY
                    AFFIXED TO REALTY AS WELL AS A MORTGAGE
                      UPON REAL ESTATE AND OTHER PROPERTY

                               TABLE OF CONTENTS

                                   ARTICLE 1
                                  Definitions

SECTION 1.01.   Terms Incorporated by Reference.............................   2
SECTION 1.02.   Additional Definitions......................................   3
SECTION 1.03.   Other Definitions...........................................   4

                                   ARTICLE 2
                   The Series I Bonds and the Series J Bonds

SECTION 2.01.   Terms of Series I Bonds and the Series J Bonds..............   4
SECTION 2.02.   Payment of Interest.........................................   7
SECTION 2.03.   Registrar and Paying Agent; Transfer and Exchange of Bonds..   7
SECTION 2.04.   Definitive Bonds............................................   8
SECTION 2.05.   Execution, Authentication and Delivery......................   8

                                   ARTICLE 3
                          Redemptions and Repurchases

SECTION 3.01.   Mandatory Redemption of Series I Bonds and Series J Bonds...   8


                                   ARTICLE 4
                                   Covenants

SECTION 4.01.   Restricted Payments.........................................   9
SECTION 4.02.   Incurrence of Indebtedness..................................  11
SECTION 4.03.   Limitation on Liens.........................................  13
SECTION 4.04.   Dividend and Other Payment Restrictions
                Affecting Subsidiaries......................................  14
SECTION 4.05.   Merger, Consolidation or Sale of Assets.....................  14
SECTION 4.06.   Transactions with Affiliates................................  15
SECTION 4.07.   Insurance...................................................  15
SECTION 4.08.   Payments for Consents.......................................  15
SECTION 4.09.   Reports.....................................................  16
SECTION 4.10.   Restrictions on Release of Mortgaged Property...............  17
SECTION 4.11.   Application of Certain Proceeds of Sales or Condemnations...  17

                                   ARTICLE 5
                               Events of Default

SECTION 5.01.   Events of Default...........................................  18


                                   ARTICLE 6
                                  The Trustee

SECTION 6.01.   Trustee's Disclaimer........................................  20


                                   ARTICLE 7
                                 Miscellaneous

SECTION 7.01.   Reference to Original Indenture.............................  20
SECTION 7.02.   Benefits of Original Indenture..............................  20
SECTION 7.03.   Governing Law...............................................  20
SECTION 7.04.   Successors..................................................  21
SECTION 7.05.   Counterparts................................................  21

SCHEDULES

Schedule 1   -  Existing Investments of the Company

EXHIBITS

Exhibit A    -  Form of Series I Bond
Exhibit B    -  Form of Series J Bond

                         SECOND SUPPLEMENTAL INDENTURE

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of August 19, 1997 (the "Supplemental Indenture"), between EL PASO ELECTRIC COMPANY, a Texas corporation (the "Company"), whose principal office is located at 100 North Stanton Street, El Paso, Texas, 79901, and STATE STREET BANK AND TRUST COMPANY, a banking corporation organized under the laws of The Commonwealth of Massachusetts, as Trustee (the "Trustee"), whose principal corporate trust office is located at 225 Franklin Street, Boston, Massachusetts, 02110.

                                  WITNESSETH

     WHEREAS, the Company and the Trustee have entered into that (i) General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 (the "Original Indenture"), relating to the issuance of Bonds as may be created and established from time to time in one or more series; (ii) First Supplemental Indenture dated as of February 1, 1996 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"); and

     WHEREAS, the Company issued Bonds pursuant to the terms of the Original Indenture and the First Supplemental Indenture, and mortgaged and pledged the Mortgaged Property to secure payment of the Bonds; and

     WHEREAS, pursuant to the Indenture, there have been executed, authenticated, delivered and issued and there are now outstanding Bonds of series and in principal amounts as follows:


                                                     Issued and
     Series Designation                              Outstanding Amount
     ------------------                              ------------------
     7.25% Series A First Mortgage Bonds due 1999    $ 77,792,000
     7.75% Series B First Mortgage Bonds due 2001    $ 68,323,000
     8.25% Series C First Mortgage Bonds due 2003    $138,219,000
     8.90% Series D First Mortgage Bonds due 2006    $235,957,000
     9.40% Series E First Mortgage Bonds due 2011    $285,900,000
     Collateral Series F First Mortgage Bonds        $163,841,823
     Collateral Series G First Mortgage Bonds        $ 34,134,780
     Collateral Series H First Mortgage Bonds        $100,000,000;

and

     WHEREAS, the Collateral Series F First Mortgage Bonds will be extinguished and retired pursuant to their terms on or around September 23, 1997 upon the surrender and cancellation thereof by the Holders thereof in connection with the refinancing of the Maricopa LCs and the replacement of the Maricopa Reimbursement Agreement with the New Maricopa Reimbursement Agreement; and

     WHEREAS, the Collateral Series G First Mortgage Bonds will be extinguished and retired pursuant to their terms on or about September 23, 1997 upon the surrender and cancellation thereof by the Holders thereof in connection with the refinancing of the Farmington LC and the replacement of the Farmington Reimbursement Agreement with the New Farmington Reimbursement Agreement; and

     WHEREAS, Section 4.01 of the Original Indenture permits the issuance of additional Bonds to secure Indebtedness or reimbursement obligations of the Company in a principal amount not exceeding 100% of the principal amount of certain Retired Bonds, including Retired Initial Series Bonds that were issued for the purpose of securing the repayment of any Indebtedness or reimbursement obligations of the Company; and

     WHEREAS, the Company desires in and by this Supplemental Indenture to create new series of Bonds to be issued under the Original Indenture, to designate such series and to set forth the form, the maturity date, interest rate and other terms of the Bonds of such series; and

     WHEREAS, it is provided in the Original Indenture, among other things, that the Company shall execute and file with the Trustee, and the Trustee at the request of the Company, when required by the Original Indenture, shall join in indentures supplemental thereto, and which thereafter shall form a part thereof, for the purpose, among others, of providing for the creation of any series of Bonds and specifying the form and provisions of the Bonds of such series; and

     WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

     NOW THEREFORE, in consideration of the premises and in further consideration of the sum of One Dollar in lawful money of the United States of America paid to the Company by the Trustee at or before the execution and delivery of this Supplemental Indenture, the receipt whereof is hereby acknowledged, and of other good and valuable consideration, it is agreed by and between the Company and the Trustee as follows:


                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.01  Terms Incorporated by Reference.
              -------------------------------

          Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture.

SECTION 1.02  Additional Definitions.
              ----------------------

          "Collateral Series Bonds" means, collectively, the Series F Bonds,
           -----------------------
Series G Bonds and Series H Bonds.

          "New Farmington LC Agent" means Barclays Bank PLC, New York Branch, as
           -----------------------
agent for the Issuing Bank and the New Farmington LC Creditors under the New Farmington Reimbursement Agreement, and its successors.

          "New Farmington LC Creditors" means the Creditors specified in the New
           ---------------------------
Farmington Reimbursement Agreement and their respective successors.

          "New Farmington Reimbursement Agreement" means that certain Letter of
           --------------------------------------
Credit and Reimbursement Agreement to be entered into among the Company, Barclays Bank PLC, New York Branch, as Issuing Bank, and the Creditors specified therein, and Barclays Bank PLC, New York Branch, as Administrative Agent for the Issuing Bank and the Creditors, and Union Bank of California, N.A., as Documentation Agent, as the same may be amended from time to time.

          "New Maricopa LC Agent" means Barclays Bank PLC, New York Branch, as
           ---------------------
agent for the Issuing Bank and the New Maricopa LC Creditors under the New Maricopa Reimbursement Agreement, and its successors.

          "New Maricopa LC Creditors" means the Creditors specified in the New
           -------------------------
Maricopa Reimbursement Agreement and their respective successors.

          "New Maricopa Reimbursement Agreement" means that certain Letter of
           ------------------------------------
Credit and Reimbursement Agreement to be entered into among the Company, Barclays Bank PLC, New York Branch, as Issuing Bank, and the Creditors specified therein, and Barclays Bank PLC, New York Branch, as Administrative Agent for the Issuing Bank and the Creditors, and Union Bank of California, N.A. as Documentation Agent, as the same may be amended from time to time.

          "New Reimbursement Agent" means the New Maricopa LC Agent and the New
           -----------------------
Farmington LC Agent, as the context may require.

          "New Reimbursement Agreement" means the New Maricopa Reimbursement
           ---------------------------
Agreement and the New Farmington Reimbursement Agreement, as the context may require.

          "Second Issuance Date" means the date that Series I Bonds or Series J
           --------------------
Bonds are first issued pursuant to this Supplemental Indenture.

          "Series I Bonds" means the Collateral Series I First Mortgage Bonds of
           --------------
the Company.

          "Series J Bonds" means the Collateral Series J First Mortgage Bonds of
           --------------
the Company.


SECTION 1.03.  Other Definitions.
                                               Defined in
     Term                                       Section
     ----                                      ----------

     "Affiliate Transaction"                      4.06
     "Excess Proceeds"                            4.11
     "Net Proceeds"                               4.11
     "Payment Default"                            5.01
     "Restricted Payments"                        4.01
     "Series I or J Redemption Demand"            3.01


                                   ARTICLE 2
                     THE SERIES I BONDS AND SERIES J BONDS

SECTION 2.01  Terms of Series I Bonds and the Series J Bonds.
              ----------------------------------------------

     (a) There are hereby created and established two new series of Bonds to be issued and secured by the Lien of the Indenture, having the respective series designations and maximum aggregate principal amounts (subject to Section 2.09 of the Original Indenture) as follows:

                                                         Maximum
Series Designation                                   Principal Amount
------------------                                   ----------------
Collateral Series I First Mortgage Bonds                $163,841,823
Collateral Series J First Mortgage Bonds                $ 34,134,780

          (i) The Series I Bonds are issued to provide for payment by the Company of the principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts due under the New Maricopa Reimbursement Agreement. For purposes of the Series I Bonds, (i) interest shall include, without limitation, interest payable under Article II of the New Maricopa Reimbursement Agreement and (ii) commissions and fees shall include, without limitation, the letter of credit fees and fronting fees payable under
Section 2.04 of the New Maricopa Reimbursement Agreement and the drawing fee, agency fee and transfer fee payable under Section 2.03 of the New Maricopa Reimbursement Agreement. The Series I Bonds will be issued to and registered in the name of the New Maricopa LC Agent and will not be transferable except to a successor to such New Maricopa LC Agent under the New Maricopa Reimbursement Agreement. The Series I Bonds shall be limited to an aggregate principal amount of $163,841,823, but the aggregate principal amount thereof outstanding at any time shall not exceed (if less) such lesser amount as is equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances (as such terms are defined in the New Maricopa Reimbursement Agreement) then outstanding under the New Maricopa Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letters of Credit which are then outstanding. The principal amount of the Series I Bonds shall be payable in such amount and on such date or dates set forth in the New Maricopa Reimbursement Agreement for the payment of principal or the reimbursement of drawings under the Letters of Credit, but not later than the Stated Termination Date (as defined in the New Maricopa Reimbursement Agreement) for the last Letter of Credit outstanding under the Reimbursement Agreement or December 31, 2000, whichever shall occur first. Interest will accrue and be payable on the Series I Bonds at the rates per annum, in the amounts, and on each date set forth in the New Maricopa Reimbursement Agreement for the accrual and payment of interest, commissions, fees, charges, expenses and other amounts due thereunder. Any payment made in respect of the Company's obligations to pay principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts under the New Maricopa Reimbursement Agreement shall be deemed a payment in respect of the Series I Bonds, but such payment shall not reduce the principal amount of the Series I Bonds unless the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances then outstanding under the New Maricopa Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letters of Credit which are then outstanding is reduced concurrently with such payment; provided, however, if after a drawing under a
                                --------  -------
Letter of Credit issued under the New Maricopa Reimbursement Agreement such Letter of Credit shall have been reinstated in respect of such drawing prior to the Maricopa LC Agent having received reimbursement for such drawing from the Company, the reimbursement of such reinstated amount shall not reduce the principal amount of the Series I Bonds.

          (ii) The Series J Bonds are issued to provide for payment by the Company of the principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts due under the New Farmington Reimbursement Agreement. For purposes of the Series J Bonds, (i) interest shall include, without limitation, interest payable under Article II of the New Farmington Reimbursement Agreement and (ii) commissions and fees shall include, without limitation, the letter of credit fees and fronting fees payable under
Section 2.04 of the New Farmington Reimbursement Agreement and the drawing fee, agency fee and transfer fee payable under Section 2.03 of the New Farmington Reimbursement Agreement. The Series J Bonds will be issued to and registered in the name of the New Farmington LC Agent and will be not be transferable except to a successor to the New Farmington LC Agent under the New Farmington Reimbursement Agreement. The Series J Bonds shall be limited to an aggregate principal amount of $34,134,780, but the aggregate principal amount thereof outstanding at any time shall not exceed (if less) such lesser amount as is equal to the sum of (a) the aggregate Available Amount of the Letter of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances (as such terms are defined in the New Farmington Reimbursement Agreement) then outstanding under the New Farmington Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under the Letter of Credit which are then outstanding. The principal amount of the Series J Bonds shall be payable in such amount and on such date or dates set forth in the New Farmington Reimbursement Agreement for the payment of principal or the reimbursement of drawings under the Letter of Credit, but not later than the Stated Termination Date (as defined in the New Farmington Reimbursement Agreement) or December 31, 2000, whichever shall occur first. Interest will accrue and be payable on the Series J Bonds at the rates per annum and on each date set forth in the New Farmington Reimbursement Agreement for the accrual and payment of interest, commissions, fees, charges, expenses and other amounts due thereunder. Any payment made in respect of the Company's obligations to pay principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts under the New Farmington Reimbursement Agreement shall be deemed a payment in respect of the Series J Bonds, but such payment shall not reduce the principal amount of the Series J Bonds unless the sum of (a) the aggregate Available Amount of the Letter of Credit outstanding at such time, plus (b) the aggregate principal amount of Tender Advances then outstanding under the New Farmington Reimbursement Agreement, plus (c) the aggregate amount of all other unreimbursed drawings under such Letter of Credit which are then outstanding is reduced concurrently with such payment; provided,
                                                                      --------
however, if after a drawing under the Letter of Credit issued under the New
-------
Farmington Reimbursement Agreement the Letter of Credit shall have been reinstated in respect of such drawing prior to the New Farmington LC Agent having received reimbursement for such drawing from the Company, the reimbursement of such reinstated amount shall not reduce the principal amount of the Series J Bonds.

     (b) The Trustee may conclusively presume that the Company's obligations to make payments of principal, interest, fees and other amounts under the respective New Reimbursement Agreement have been satisfied and discharged, unless and until the Trustee shall have received a Series I or J Redemption Demand for the Series I Bonds or the Series J Bonds, as the case may be. The Company shall provide the Trustee with complete copies of each New Reimbursement Agreement promptly upon the Second Issuance Date and shall provide the Trustee with all copies of any amendment, modification or extension to any such New Reimbursement Agreement promptly upon execution thereof. The Trustee shall be fully protected in relying on such Series I or J Redemption Demand from the New Maricopa LC Agent with respect to a Series I Bond or the New Farmington LC Agent with respect to a Series J Bond or the absence of such Series I or J Redemption Demand and shall have no duty to inquire into the rights, obligations or performance of any party to a New Reimbursement Agreement. In the event that all of the Company's obligations under a New Reimbursement Agreement have been paid in full and discharged, the Series I Bonds or Series J Bonds issued to secure such New Reimbursement Agreement shall be deemed paid in full and the New Maricopa LC Agent holding such Series I Bonds or New Farmington LC Agent holding such Series J Bonds, as applicable, shall surrender such Bonds to the Trustee for cancellation.

     (c) The Series I Bonds and Series J Bonds are entitled to the protections of the covenants contained in Article 4 hereof and are subject to the provisions pertaining to Events of Default contained in Article 5 hereof. The Series I Bonds and Series J Bonds shall be issuable in fully registered form, without coupons. The Series I Bonds shall be numbered RI-001 consecutively upwards and the Series J Bonds shall be numbered RJ-001 consecutively upwards. The Series I

Bonds and Series J Bonds shall be dated as described in Section 2.03 of the Original Indenture, except that the Series I Bonds and Series J Bonds first issued shall be dated as of their date of initial issuance.

     (d) The Series I Bonds shall be substantially in the form of Exhibit A and the Series J Bonds shall be substantially in the form of Exhibit B, which exhibits shall be a part of this Supplemental Indenture. Additional terms are contained in the forms of the Series I Bonds and the Series J Bonds, which terms are incorporated by reference herein.


SECTION 2.02   Payment of Interest.
               -------------------

     So long as there is no existing Default in the payment of interest on the Series I Bonds or Series J Bonds, the Person in whose name any Series I Bond or Series J Bond, as applicable, is registered at the close of business on any record date with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date, notwithstanding any transfer or exchange of such Series I Bond or Series J Bond subsequent to the record date and on or prior to such interest payment date, except as and to the extent the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the Person in whose name such Series I Bond or Series J Bond, as applicable, is registered on the record date for the payment of such defaulted interest.

SECTION 2.03   Registrar and Paying Agent; Transfer and Exchange of Bonds.
               ----------------------------------------------------------

     The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of demands and notices to or upon the Company in respect of this Supplemental Indenture and the Series I Bonds and the Series J Bonds.

     Subject to the limitations on transfer of Series I Bonds and Series J Bonds contained in Section 2.01 of this Supplemental Indenture, Series I Bonds and the Series J Bonds shall be transferrable and exchangeable at the option of the Holders thereof and upon surrender thereof at the office or agency of the Company in the City and State of New York (initially State Street Bank and Trust Company, N.A.) or at the principal corporate trust office of the Trustee, for registered Series I Bonds or Series J Bonds of the same series without coupons of the same aggregate principal amount but of different authorized denomination or denominations, and such exchanges and any transfer of Series I Bonds or Series J Bonds will be made without service charge (except for any applicable taxes or fees required by law).

SECTION 2.04   Definitive Bonds.
               ----------------

     Definitive Series I Bonds and Series J Bonds may be in the form of fully engraved Bonds or Bonds typed, printed or lithographed with or without steel engraved borders. Until Series I Bonds or Series J Bonds in definitive form are ready for delivery, the Company may execute, and upon its request in writing the Trustee shall authenticate and deliver, Series I Bonds and Series J Bonds, as applicable, in temporary form as provided in Section 2.08 of the Original Indenture.

SECTION 2.05  Execution, Authentication and Delivery.
              --------------------------------------

     Series I Bonds and Series J Bonds shall be executed, authenticated and delivered pursuant to Article 4 of the Original Indenture.


                                   ARTICLE 3
                          REDEMPTIONS AND REPURCHASES


SECTION 3.01  Mandatory Redemption of Series I Bonds and Series J Bonds.
              ---------------------------------------------------------

     Upon receipt by the Trustee of a written demand for redemption from a Holder of Series I Bonds or Series J Bonds (a "Series I or J Redemption Demand"), such Series I Bonds or Series J Bonds, as applicable, shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon through the redemption date, in cash.
Such Series I Bonds or Series J Bonds, as applicable, shall be redeemed in the amount specified in the Series I or J Redemption Demand, which amount shall be equal to all outstanding principal, reimbursement obligations, interest, commissions, fees, charges, expenses and other amounts then due and owing under the applicable New Reimbursement Agreement. The Series I or J Redemption Demand shall also state (i) that an "Event of Default" has occurred and is continuing under the terms of the applicable New Reimbursement Agreement, (ii) that payment of the principal amount outstanding under such New Reimbursement Agreement, all interest thereon and all other amounts payable thereunder are immediately due and payable, and (iii) that such Holder of Series I Bonds or Series J Bonds, as the case may be, has demanded payment thereof from the Company. The portion of the Series I Bonds or Series J Bonds, as applicable, subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of such Series I or J Redemption Demand. Any payment made to the Holder of Series I Bonds or Series J Bonds, as applicable, pursuant to a Series I or J Redemption Demand shall constitute a payment by the Company in respect of its obligations under the New Reimbursement Agreement applicable to the redeemed Series I Bonds or Series J Bonds. The Series I or J Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Holder of Series I Bonds or Series J Bonds previously making such Series I or J Redemption Demand (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Series I or J Redemption Demand.

                                   ARTICLE 4
                                   COVENANTS

     For the benefit of the Series I Bonds and the Series J Bonds, the Company agrees that it shall not fail to observe any of the following covenants:


SECTION 4.01  Restricted Payments.
              --------------------

     The Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving the Company (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable by a Subsidiary of the Company to the Company or to any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Subsidiaries or any direct or indirect parent of the Company (other than any Equity Interests owned by the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had
                  --- -----
     been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of Subordinated Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of the first paragraph of Section 4.02 of this Supplemental Indenture; provided,
                                                               --------
     however, that this clause (B) shall not apply to the payment of dividends
     -------
     in respect of Common Stock; and

          (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Initial Issuance Date (excluding Restricted Payments permitted by clauses
     (i), (ii), (iv) and (vi) of the next succeeding paragraph), is less than the sum of (i) 50% of an amount equal to the Consolidated Net Income of the Company minus dividends (whether in cash or in kind) paid in respect of its Series A Preferred Stock for the period (taken as one accounting period) from the day after the Initial Issuance Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the
               ----
     Company from the issuance or sale since the Initial Issuance Date of Equity Interests (other than Disqualified Stock) of the Company or of debt securities of the Company that have been converted into such Equity Interests of the Company, plus (iii) $10,000,000;
                               ----
provided, however, that the foregoing limitations contained in clause (C) of the
--------  -------
first paragraph of this Section 4.01 shall not apply during any period commencing on the date of delivery to the Trustee of an Officers' Certificate to the effect that the Investor Series Bonds of the series having the longest maturity then Outstanding have been rated Investment Grade by a Rating Agency identified in such certificate and terminating on the date upon which such securities cease to be rated, or are downgraded or placed on a "watch list" for possible downgrading below, Investment Grade by every Rating Agency which provided the Investment Grade rating (or if a Rating Agency is then no longer able to provide rating information, by any other Rating Agency which similarly rated such series of Investor Series Bonds Investment Grade).

     The foregoing provisions shall not prohibit: (i) the payment of dividends, whether paid in kind or in cash, in respect of the Series A Preferred Stock in accordance with the terms thereof; (ii) the purchase, redemption or other acquisition or retirement for value of the Series A Preferred Stock (provided,
                                                                     --------
however, in the case of the foregoing clauses (i) and (ii),the Company shall not
-------
pay any cash dividends on (except cash paid solely in lieu of the Company's issuance of any fractional shares of Series A Preferred Stock paid as in kind dividends on the Series A Preferred Stock) or purchase, redeem, acquire or retire any Series A Preferred Stock until the earlier to occur of (A) the date of delivery to the Trustee of an Officers' Certificate to the effect that the Investor Series Bonds having the longest maturity then Outstanding have been rated Investment Grade by a Rating Agency identified in such certificate, and terminating on the date upon which such securities cease to be rated or are downgraded or placed on a "watch list" for possible downgrading below Investment Grade by every Rating Agency which provided the Investment Grade rating, and (B) February 12, 1999); (iii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (iv) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided, however, that the
                                                 --------  -------
amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause
(C)(ii) of the first paragraph of this Section 4.01; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management; provided, however, that the
                                                    --------  -------
aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period, plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; and (vi) the repurchase by the Company of the Series A Preferred Stock on or prior to February 12, 1999 in accordance with the terms thereof upon the occurrence of a Change of Control; provided, further,
                                                              --------  -------
that in the case of each of clauses (i) through (vi) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be. Not later than the date of making any Restricted

Payment, and so long as the limitations contained in clause (C) of the first paragraph of this Section 4.01 apply, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required in this Section
4.01 were computed, which calculations may be based upon the Company's latest available financial statements.

SECTION 4.02  Incurrence of Indebtedness.
              --------------------------

     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company shall not issue any Disqualified Stock; provided, however, that (a) the
                                                --------  -------
Company may incur Subordinated Indebtedness (including Acquired Debt) and issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Subordinated Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, and (b) the Company may incur any Indebtedness (including Acquired Debt) other than Subordinated Indebtedness if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, in each case, determined on a pro forma basis (including
                                                      --- -----
a pro forma application of the net proceeds therefrom), as if such additional
  --- -----
Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing provisions shall not apply to: (i) Indebtedness represented by the Initial Series Bonds; (ii) Plan Indebtedness other than the Initial Series Bonds; (iii) Indebtedness arising under a nuclear fuel financing facility (including, without limitation, any Indebtedness represented by the nuclear fuel financing portion of the New Credit Agreement); provided, however, that an
                                                --------  -------
amount equal to the amount of such nuclear fuel financing facility (after deduction for any transaction costs) shall have been applied pursuant to the Plan or, thereafter, the positive difference, if any, between the amount of the nuclear fuel financing facility and the amount previously applied either pursuant to the Plan or to retire Investor Series Bonds shall be used within 45 days of the receipt thereof by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds; (iv) Indebtedness arising under an accounts receivable financing facility and/or contract payments financing facility; provided, however, that the net proceeds (after deduction
                    --------  -------
for any transaction costs) from such facility shall be used within 45 days of the receipt thereof by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds; (v) any Indebtedness (not otherwise arising under clauses (iii) and (iv) above) issued to a bank or other commercial lender (including, without limitation, Indebtedness represented by the working capital portion of the New Credit Agreement, if issued); provided, however, that any advances thereunder which shall result at any time
--------  -------
in an amount outstanding in excess of $50,000,000 thereunder (after deduction for any transaction costs) shall be used within 45 days of receipt by the Company to retire Investor Series Bonds then Outstanding through open market purchases of such Bonds); (vi) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, or extensions, refinancings, renewals or replacements thereof, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; (vii) the incurrence by the Company or any of its Subsidiaries of (A) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness permitted under clause (ii) above, and (B) any Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness permitted under clauses (iii), (iv) or (v) above so long as the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of accrued interest and premiums, if any, thereon and the reasonable expenses incurred in connection therewith); (viii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between and among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (A) any
                                          --------  -------
subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be; (ix) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (x) Bonds issued from time to time to secure the obligations of the Company under (A) each New Facility Agreement or New Reimbursement Agreement, (B) the pollution control bonds for which the New Maricopa Reimbursement Agreement and/or New Farmington Reimbursement Agreements provides credit support, or (C) any financing entered into in connection with the extension, refinancing, renewal or refunding of all or part of the Indebtedness under such New Facility Agreement or New Reimbursement Agreement, the Indebtedness in respect of such pollution control bonds for which such New Facility Agreement or New Reimbursement Agreement provides credit support, or the Indebtedness under such extension, refinancing, renewal or refunding; provided, however, that each such Bond shall by its terms
                      --------  -------
provide that it shall be deemed paid in full at such time as the Company's obligations referenced in the above subclauses (A), (B) or (C) of this clause
(x) which such Bond is intended to secure, as the case may be, are paid in full and discharged, and that any payment made in respect of such Bond shall be deemed a payment made in respect of such underlying obligation which such Bond is intended to secure; and (xi) Subordinated Indebtedness incurred after the third anniversary of the Initial Issuance Date for the purpose of financing the redemption or repurchase of any Series A Preferred Stock of the Company, provided that (A) the principal amount of such Subordinated Indebtedness does not exceed the aggregate redemption or repurchase price of such Series A Preferred Stock (plus accrued dividends thereon and reasonable expenses incurred in connection therewith), (B) the interest rate on such Subordinated Indebtedness shall not exceed the dividend or coupon rate payable in respect of such Series A Preferred Stock, and (C) the maturity date of such Subordinated Indebtedness shall be no sooner than the mandatory redemption date for the Series A Preferred Stock occurring in the year 2008.

SECTION 4.03  Limitation on Liens.
              -------------------

     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any Mortgaged Property now owned or hereafter acquired, other than the Lien of the Indenture and Permissible Encumbrances (provided, however, that, for purposes of
                                        --------  -------
this Section 4.03 only, Permissible Encumbrances of the type set forth in clause
(a) of the definition of Permissible Encumbrances, other than the Lien of the Indenture, shall not be permitted hereunder).

     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any assets other than the Mortgaged Property now owned or hereafter acquired by the Company or a Subsidiary of the Company, other than (i) Permissible Encumbrances (provided, however, that, for purposes of this Section 4.03 only, Permissible
 --------  -------
Encumbrances of the type set forth in clause (a) of the definition of Permissible Encumbrances, other than the Lien of the Indenture, shall not be permitted hereunder), (ii) Liens existing on the Second Issuance Date, (iii) Liens on nuclear fuel, cores and materials, and interests in such nuclear fuel, cores and materials, pursuant to a nuclear fuel financing facility permitted under clause (iii) of the second paragraph of Section 4.02 of this Supplemental Indenture; (iv) Liens incurred in connection with an accounts receivable facility and/or contract payments facility permitted under clause (iv) of the second paragraph of Section 4.02 of this Supplemental Indenture; (v) Liens with respect to Indebtedness incurred by the Company or a Subsidiary of the Company in connection with the acquisition or lease by the Company or such Subsidiary after the Second Issuance Date of furniture, fixtures, equipment and other assets not owned by the Company as of the Second Issuance Date in connection with the ordinary course of business of the Company or such Subsidiary and otherwise permitted under Section 4.02 of this Supplemental Indenture; provided,
                                                                       --------
however, that (a) such Indebtedness shall not be secured by any assets of the
-------
Company or any Subsidiary of the Company other than the asset with respect to which such Indebtedness is incurred; and (b) the Lien securing such Indebtedness shall be created within 90 days of the incurrence of such Indebtedness; (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (vii) Liens on the assets of any Person existing at the time such assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (a) are not created, incurred or assumed in contemplation of such assets being acquired by the Company or any of its Subsidiaries, and (b) do not extend to any other assets of the Company or any of its Subsidiaries; and (viii) Liens arising from any Permitted Refinancing Indebtedness with respect to the foregoing; provided, however, that the Lien shall be limited to all or part of the property
--------  -------
or assets which secured the Indebtedness so refinanced.

SECTION 4.04  Dividend and Other Payment Restrictions Affecting Subsidiaries.
              --------------------------------------------------------------

     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:
(a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the Indenture and the Bonds,
(ii) the New Facility Agreements or New Reimbursement Agreements, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, however, that the Consolidated Cash Flow of such Person is
          --------  -------
not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (v) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, or (vii) Permitted Refinancing Indebtedness, provided, however, that the restrictions contained in the
              --------  -------
agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

SECTION 4.05  Merger, Consolidation or Sale of Assets.
              ---------------------------------------

     In addition to the provisions of Section 12.01 of the Indenture, the Company shall not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Mortgaged Property in one or more related transactions, or assign any of its obligations under the Indenture, to another corporation, Person or entity, unless (i) immediately before and after such transaction no Default or Event of Default exists, and (ii) the Successor Entity (or the Company, in the case of a consolidation or merger in which the Company is the surviving entity) (a) has Consolidated Net Worth immediately after the transaction (but prior to any revaluation or recalculation of Consolidated Net Worth as of the date of the transaction relating to a carry-over basis (if any) of the assets acquired in the transaction (as determined in accordance with GAAP)) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction, and (b) shall, at the time of such transaction and after giving pro
                                                                             ---
forma effect thereto as if such transaction had occurred at the beginning of the
-----
applicable four-quarter period, be permitted to incur at least $1.00 of additional Subordinated Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of the first paragraph of Section 4.02 of this Supplemental Indenture.

SECTION 4.06  Transactions with Affiliates.
              ----------------------------

     The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5,000,000, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, and (ii) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the Company or such subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing with total assets in excess of $1,000,000,000; provided, however, that (x) any
                                          --------  -------
employment agreement entered into by the Company or any of its Subsidiaries, provided that the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transaction has been approved by a majority of the disinterested members of the Board of Directors, (y) transactions between or among the Company and/or its Subsidiaries, and (z) transactions permitted under Section 4.01 of this Supplemental Indenture, in each case, shall not be deemed Affiliate Transactions.

SECTION 4.07  Insurance.
              ---------

     Until such time as the Series I Bonds and Series J Bonds shall have been paid in full, the Company shall, and shall cause its Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self-insured amounts and co-insurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, general liability, special liability, property and casualty and nuclear insurance.

SECTION 4.08  Payments for Consents.
              ---------------------

     Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Bonds for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Bonds unless such consideration is offered to be paid or agreed to be paid to all Holders of the Bonds that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.09  Reports.
              -------

     The Company shall file with the Trustee, within 15 days of filing them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall nevertheless file with the Commission and the Trustee, on the date upon which it would have been required to file with the Commission, financial statements, including any notes thereto (and with respect to annual reports, an auditor's report by a firm of established national reputation, upon which the Trustee may conclusively rely), and a "Management's Discussion and

Analysis of Financial Condition and Results of Operations," both comparable to that which the Company would have been required to include in such annual reports, information, documents or other reports if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act; provided, however,
                                                             --------  -------
that the Company shall not be required to register under the Exchange Act by virtue of this provision, if it were not otherwise required to do so.

          If the Company is required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, the Company shall cause any annual report furnished to its stockholders generally and any quarterly or other financial reports it furnishes to its stockholders generally to be filed with the Trustee and the Company shall cause such reports to be mailed to the Holders at their addresses appearing in the register of Bonds maintained by the Registrar. If the Company is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, the Company shall cause its financial statements referred to in the immediately preceding paragraph, including any notes thereto (and with respect to annual reports, an auditors' report by a firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," to be so mailed to the Holders within 120 days after the end of each of the Company's fiscal years and within 60 days after the end of each of the first three fiscal quarters of each year.

          So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered to the Trustee pursuant to this Section 4.09 shall be accompanied by a written statement of the Company's independent public accountants (who shall be a firm of established national reputation reasonably satisfactory to the Trustee) that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company has violated any provisions of Sections 7.01(a) of the Original Indenture or Sections 4.01 through 4.06 of this Supplemental Indenture or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

SECTION 4.10  Restrictions on Release of Mortgaged Property.
              ---------------------------------------------

     The Company covenants and agrees that so long as any Series I Bonds or Series J Bonds are Outstanding, it shall not release or cause to release any Mortgaged Property on the basis of Section 9.04 of the Original Indenture.
Section 9.04 of the Original Indenture is hereby deemed inoperative until such time as the Series I Bonds and Series J Bonds are no longer Outstanding at which time (and only at such time) the provisions of such section shall be reinstated with full force and effect.

SECTION 4.11  Application of Certain Proceeds of Sales or Condemnations.
              ---------------------------------------------------------

     The Company covenants and agrees that, in the event of the sale or condemnation of Bondable Property, it shall deposit the Net Proceeds thereof with the Trustee to the extent required by the Original Indenture. Within one year of the receipt by the Trustee of any Excess Proceeds, the Company will (i) reinvest, or enter into an agreement with respect to the reinvestment of, such Excess Proceeds in real or tangible personal property integral to the generation, transmission or distribution of electricity (which property shall automatically be deemed to constitute Bondable Property for purposes of the Indenture) or (ii) use such Excess Proceeds to repurchase Investor Series Bonds through open market purchases of such Investor Series Bonds. To the extent that, after application of such Excess Proceeds in accordance with clauses (i) and (ii) above, any Excess Proceeds remain in an amount less than $1,000 (or an amount necessary to purchase one Bond), such remaining Excess Proceeds shall remain on deposit with the Trustee.

     Notwithstanding anything to the contrary contained in Articles 3 or 5 of the Original Indenture, the Company shall not use any Excess Proceeds as a basis upon which to issue additional Bonds under the Indenture, unless and until such Excess Proceeds are reinvested as contemplated by clause (i) of the preceding paragraph.

     As used in this Section 4.11, "Excess Proceeds" shall mean an amount equal to (x) the aggregate Net Proceeds from all such sales or condemnations occurring within any twelve month period (which, within such twelve month period, have not been reinvested in real or tangible personal property integral to the generation, transmission or distribution of electricity (which property shall automatically be deemed to constitute Bondable Property)), the value of which sales or condemnations shall be determined as of the date of such sale or condemnation, minus (y) the amount, if any, required under Section 2(j) of the
              -----
Rate Stipulation (as such term is defined in the Plan) to be paid or credited to ratepayers as a result of each such sale or condemnation, if and only if the Company is required to make such payment or credit to ratepayers over a period of twelve months or less, minus (z) $10,000,000. The amount of Excess Proceeds
                          -----
shall be determined as of the date of sale or condemnation and shall be deposited and applied as such amount is received by the Company or the Trustee (as the case may be). "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any sale or condemnation of Bondable Property (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any such sale or condemnation), net of the direct costs relating to such sale or condemnation (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any expenses incurred in the relocation of assets (which relocation is required as a result of such sale or condemnation), taxes paid or payable which are attributable to such sale or condemnation (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any cash reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.


                                   ARTICLE 5
                               EVENTS OF DEFAULT


SECTION 5.01  Events of Default.
              -----------------

     (a) So long as any Series I Bonds or Series J Bonds are Outstanding, in addition to the Events of Default specified in clauses (i) through (vi) of the
Section 11.01(a) under the Original Indenture, each of the following is also an Event of Default:

          (i) failure by the Company to comply with the requirements of Sections 3.01, 4.01, 4.02 or 4.05 of this Supplemental Indenture or Section 12.01 of the Original Indenture;

          (ii) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of this Supplemental Indenture, which default (a) is caused by a failure to pay principal of, interest on or other amounts owing in respect of such Indebtedness at maturity of such Indebtedness (a "Payment Default") or (b) has resulted in the acceleration of such Indebtedness prior to its expressed maturity; and in each case the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

          (iii) the failure by the Company or any of its Subsidiaries to pay one or more final judgments aggregating in excess of $10,000,000, not otherwise covered and payable by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

          (iv) by decree of a court of competent jurisdiction any Subsidiary of the Company is adjudicated a bankrupt or insolvent, or an order is made by such court for the winding up or liquidation of the affairs of any Subsidiary of the Company or approving a petition seeking reorganization or arrangement of a Subsidiary of the Company under any Bankruptcy Law, or, by order of such court, a trustee, liquidator, receiver, assignee or similar official under any Bankruptcy Law is appointed for a Subsidiary of the Company or for the property of such Subsidiary, and such decree or order shall continue in effect for a period of 60 days; or

          (v) a Subsidiary of the Company files a petition for voluntary bankruptcy, or consents to the filing of any order for relief against it in an involuntary case, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, liquidator, receiver, assignee or similar official under any Bankruptcy Law of such Subsidiary, or files a petition or answer or consent seeking reorganization or arrangement under any Bankruptcy Law, or consents to the filing of any such petition, or files a petition to take advantage of any law for the relief of debtors.

     (b)  So long as any Series I Bonds or Series J Bonds are Outstanding,
Section 11.03(a) of the Original Indenture is hereby replaced with the following:

     "In case of the occurrence and during the continuance of any Event of Default with respect to any Bonds at the time Outstanding, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Bonds (or, in case the Event of Default affects the rights of the Holders of Bonds of one or more series which does not similarly affect the rights of Holders of other series of Bonds at the time Outstanding, then at least 25% in aggregate principal amount of the then Outstanding Bonds of any such affected series) may, by notice in writing delivered to the Company, declare the Principal of and all accrued interest on all the Bonds due and payable immediately, and upon any such declaration, the same shall be immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clauses
     (iv) or (v) of Section 11.01(a) of the Original Indenture or, with respect to any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, an Event of Default specified in clauses (iv) and (v) of Section 5.01(a) of this Supplemental Indenture occurs, such an amount shall become immediately due and payable without any declaration or any other act on the part of the Trustee or any other Holder. The foregoing provisions, however, are subject to the condition that if at any time after the Principal of said Bonds shall have been so declared due and payable and before any sale of the Mortgaged Property shall have been made pursuant to the Original Indenture, all arrears of interest upon all of said Bonds, with interest upon overdue installments of interest at the same rates respectively as were borne by the respective Bonds on which installments of interest were overdue, shall either be paid by the Company or be collected out of the Mortgaged Property, and all other Events of Default shall have been remedied, then the Holders of at least 25% in aggregate principal amount of the Outstanding Bonds (unless such declaration has been made only with respect to the series of Bonds affected by such Event of Default, in which event at least 25% in aggregate principal amount of the Outstanding Bonds of such series), by written notice to the Company and to the Trustee, may rescind such declaration and its consequences; but no such rescission shall extend to or affect any subsequent Event of Default, or impair any right consequent thereon."


                                   ARTICLE 6
                                  THE TRUSTEE

SECTION 6.01  Trustee's Disclaimer.
              --------------------

     The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

     Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

                                   ARTICLE 7
                                 MISCELLANEOUS

SECTION 7.01  Reference to Original Indenture.
              -------------------------------

     Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Original Indenture, as it has been and may from time to time be amended, shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Original Indenture as heretofore supplemented and as supplemented by this Supplemental Indenture is in all respects ratified and confirmed; and the Original Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 7.02  Benefits of Original Indenture.
              ------------------------------

     Nothing in this Supplemental Indenture is intended, or shall be construed, to give to any Person, other than the parties hereto and the Holders of Series I Bonds and Series J Bonds issued under and secured by the Original Indenture, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture, or under any covenant, condition or provision herein contained, all the covenants, conditions and provisions of this Supplemental Indenture being intended to be, and being, for the sole and exclusive benefit of the parties hereto and of the Holders of Series I Bonds and Series J Bonds issued and to be issued under the Original Indenture and this Supplemental Indenture.

SECTION 7.03  Governing Law.
              -------------

     In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture and each Series I Bond and Series J Bond shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the Lien of the Indenture with respect to such portion of the Mortgaged Property.

SECTION 7.04  Successors.
              ----------

     All covenants, stipulations and agreements of the Company in this Supplemental Indenture and the Series I Bonds and Series J Bonds shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

SECTION 7.05  Counterparts.
              ------------

     This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.

          IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and STATE STREET BANK AND TRUST COMPANY has caused the same to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereunto affixed, and duly attested by one of its Assistant Secretaries, as of the day and year first above written.


                              EL PASO ELECTRIC COMPANY



                              By:   /s/ Gary R. Hedrick
                                  ----------------------------------------------
                                  Gary R. Hedrick
                                  Vice President and Chief Financial Officer

Attest:


    /s/ Guillermo Silva, Jr.
---------------------------------
Secretary

                              STATE STREET BANK AND
                                TRUST COMPANY



                              By:    /s/ Ruth A. Smith
                                  ----------------------------------------------
                                     Name:  Ruth A. Smith
                                     Title: Vice President
[Corporate Seal]


Attest:


    /s/ T. Hopkins
---------------------------------
Title: Assistant Secretary

                                ACKNOWLEDGMENT
                                --------------


STATE OF TEXAS           )
                         )  SS.
COUNTY OF EL PASO        )


     On the 20th day of August 1997, before me personally came Gary R. Hedrick, to me known, who, being by me duly sworn, did depose and say that he resides in El Paso, Texas; that he is the Vice President and Chief Financial Officer of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of the board of directors of said corporation.



                             /s/ Hilda Vargas
                           -----------------------------------------------------
                           Notary Public
(Notary Seal)

                                ACKNOWLEDGMENT
                                --------------


COMMONWEALTH OF MASSACHUSETTS )
                              )  SS.
COUNTY OF SUFFOLK             )


     On the 20th day of August 1997, before me personally came Ruth A. Smith, to me known, who, being by me duly sworn, did depose and say that she resides in Stoughton, Massachusetts; that she is a Vice President of State Street Bank and Trust Company, a banking corporation organized under the laws of The Commonwealth of Massachusetts, the corporation described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation, and that she signed her name thereto by like authority.


                           /s/ Stacye M. Junior
                           -----------------------------------------------------
                           Notary Public

(Notary Seal)

                                  Schedule 1
                      Existing Investments of the Company



1. Note receivable from Wheeler Peak Capital Corporation for $125,000, balance due at October 31, 1991.

2. Contributions to and interests of the Company in decommissioning trusts relating to the Palo Verde Nuclear Generating Station (to the extent such contributions and interests constitute investments).

3. Other minor investments existing on the date of this Supplemental Indenture, which were obtained in the ordinary course of business and, in the aggregate, have a book value of less than $200,000.